Exhibit 99.2

FISCAL 2018 FOURTH QUARTER CONFERENCE CALL TRANSCRIPT

August 21, 2018 / 08:00 AM EDT

On August 21, 2018, Premier, Inc. hosted a conference call to discuss financial results for the fiscal 2018 fourth quarter, ended June 30, 2018. The following transcript is an interpretation of the statements made on the call. The actual conference call may have differed slightly.

CORPORATE PARTICIPANTS

James R. Storey Premier, Inc. – VP of IR

Susan D. DeVore Premier, Inc. – President, CEO and Director

Michael J. Alkire Premier, Inc. – COO

Craig S. McKasson Premier, Inc. – CFO and Senior VP

Leigh Anderson Premier, Inc. – President of Performance Services

CONFERENCE CALL PARTICIPANTS

Alexander Yearley Draper SunTrust Robinson Humphrey, Inc., Research Division – MD

Charles Rhyee Cowen and Company, LLC, Research Division – MD and Senior Research Analyst

David M. Larsen Leerink Partners LLC, Research Division – MD, Healthcare Information Technology and Distribution

Dolph B. Warburton Nephron Research LLC – Research Analyst

Donald Houghton Hooker KeyBank Capital Markets Inc., Research Division – VP and Equity Research Analyst

Eric White Coldwell Robert W. Baird & Co. Incorporated, Research Division – Senior Research Analyst

Erin Elizabeth Wilson Wright Crédit Suisse AG, Research Division – Director & Senior Equity Research Analyst

James John Stockton Wells Fargo Securities, LLC, Research Division – Director & Senior Equity Research Analyst

Kim Yoon Evercore ISI Institutional Equities, Research Division – Associate

Lisa Christine Gill JP Morgan Chase & Co, Research Division – Senior Publishing Analyst

Michael Aaron Cherney BofA Merrill Lynch, Research Division – Director

Mohan A. Naidu Oppenheimer & Co. Inc., Research Division – MD and Senior Analyst

Richard Collamer Close Canaccord Genuity Limited, Research Division – MD & Senior Analyst

Ryan Scott Daniels William Blair & Company L.L.C., Research Division – Partner and Healthcare Analyst

Sean William Wieland Piper Jaffray Companies, Research Division – MD & Senior Research Analyst

Stephanie July Demko Citigroup Inc, Research Division – VP & Senior Analyst

William Sutherland The Benchmark Company, LLC, Research Division – Equity Analyst

PREMIER, INC.

Fiscal 2018 Fourth Quarter Conference Call Transcript

P R E S E N T A T I O N

Operator

Good day, ladies and gentlemen, and welcome to the Premier, Inc. Fiscal Year 2018 Fourth Quarter Results Conference Call.

(Operator Instructions)

As a reminder, this conference call may be recorded. I would now like to introduce your host for today’s conference, Mr. Jim Storey. Sir, you may begin.

James R. Storey - Premier, Inc. - VP of IR

Thank you, operator, and welcome, everyone, to Premier, Inc.‘s Fiscal 2018 Fourth Quarter Conference Call. Our speakers today are Susan DeVore, President and Chief Executive Officer; Mike Alkire, Chief Operating Officer; and Craig McKasson, Chief Financial Officer. Susan, Mike and Craig will review the quarter’s performance, provide an operations update and introduce our financial guidance for fiscal 2019.

Before we get started, I want to remind everyone that copies of our earnings release and the supplemental slides accompanying this conference call are available in the Investor Relations section of our website at investors.premierinc.com.

Management’s remarks today contain certain forward-looking statements, and actual results could differ materially from those discussed today. These forward-looking statements speak as of today, and we undertake no obligation to update them. Factors that might affect future results are discussed in our filings with the SEC, including our fiscal 2018 Form 10-K, which we expect to file soon. We encourage you to review our detailed safe harbor and risk factor disclosures in those filings. Please also note that, where appropriate, we will refer to non-GAAP financial measures to evaluate our business. Reconciliations of non-GAAP financial measures to GAAP financial measures are included in our earnings release, in the appendix of the supplemental slides accompanying this presentation, and in our earnings release Form 8-K, which we expect to furnish to the SEC soon.

Now let me turn the call over to Susan DeVore.

Susan D. DeVore - Premier, Inc. - CEO, President and Director

Thanks, Jim, and welcome, everyone, to our conference call. I’ll begin today with an overview of our full year and fourth quarter performance and spotlight the opportunities we see ahead. Mike will provide an update on our operations, and Craig will walk through the fourth quarter financials and introduce 2019 guidance in more detail. And then, we’ll open the call to your questions.

I’m pleased to report that Premier ended the fiscal year with a strong fourth quarter performance, exceeding our revenue and profitability expectations. The quarter marked the completion of our fifth year as a public company; and fifth year in which we’ve demonstrated consistent financial strength, stability and operational excellence in a dynamically evolving marketplace. We performed well financially, and we continued to expand and grow our businesses across Supply Chain and Performance Services. I believe our progress through the year solidly positions Premier for continued future growth as a leader in health care supply chain, technology, analytics and consulting services.

PREMIER, INC.

Fiscal 2018 Fourth Quarter Conference Call Transcript

Looking at the fiscal year. Financially, we delivered 14% year-over-year growth in consolidated net revenue, 8% growth in non-GAAP adjusted EBITDA and a 22% increase in non-GAAP adjusted fully distributed earnings per share. We continued to generate significant non-GAAP free cash flow which grew 55% over the prior year and equaled 62% of non-GAAP adjusted EBITDA. We maintained a strong balance sheet, providing the ongoing flexibility to drive future growth organically and through acquisitions and simultaneously return value to our stockholders. Among our operational highlights, we launched our academic innovators collaborative, our physician enterprise collaborative and our highly-committed purchasing program. Looking at our balanced capital deployment strategy, we continue to focus on capital deployment opportunities to expand our capabilities and enable future growth. We completed our previously announced $200 million stock repurchase plan and established a $250 million stock repurchase plan for fiscal 2019.

And looking at the future, Premier’s strategic path forward is supported by our strong financial foundation, including our flexible balance sheet and our significant cash flow. Our financial outlook reflects management’s assumptions of continued steady growth in fiscal 2019. So we’re managing the business well, leveraging our unique comprehensive technology and analytics capabilities to evolve and expand our longer-term growth strategies. At the same time, we’re pursuing additional revenue enhancement opportunities by capitalizing on and creating new addressable markets.

In Supply Chain Services, for instance, we’re further leveraging our manufacturer and provider relationships to continue to address the chronic generic drug shortage problem plaguing our nation’s health systems. Mike will tell you more about this in a few minutes. Longer-term, we’re executing on our strategy to co-manage total supply chain outcomes with our most highly engaged providers. We are working with certain members and partners to develop a model that integrates our workflow, analytic, strategic sourcing and related capabilities with innovative front-end electronic procurement and back-end logistics and fulfillment. As a key step in this evolving strategy, we are enhancing and refining our e-commerce platform and developing a solution that will initially be focused on the non-acute market.

In Performance Services, we’ve previously discussed our expanding opportunities in applied sciences and research, where we’re leveraging our analytics and our provider footprint in collaboration with pharmaceutical manufacturers to develop clinical protocols and improve patient care.

Today, we’re also leveraging these assets to design a model for direct relationships between employers and providers to improve clinical outcomes and reduce the overall total cost of care. And we believe these same capabilities will also help us play a leadership role in the development of a comprehensive precision medicine platform, which Mike will discuss in more detail shortly. Longer term in Performance Services, we remain focused on evolving our capabilities in enterprise analytics and performance improvement services to create a control tower infrastructure for providers. This enterprise-wide analytics capability will allow providers to monitor and manage key operational, financial, clinical and risk metrics across their systems while also providing visibility into comparative and best practice performance. This strategy leverages our integrated analytics, technology and implementation services, and extends our investment in scalable data analytics and artificial intelligence-driven care coordination.

PREMIER, INC.

Fiscal 2018 Fourth Quarter Conference Call Transcript

So to summarize, in the short- to intermediate-term, we are working on a number of unique and emerging initiatives and are optimistic about their potential to contribute meaningfully to revenue and earnings over the next few years. Longer-term, we plan to continue expanding our infrastructure, technology, analytics and implementation capabilities to meet the needs of our health systems and other stakeholders. We further believe these initiatives help securely position Premier to continue its leadership role in the transformation of health care in America and to drive long-term growth and value for our stockholders.

Thanks, so much. Now here’s Mike Alkire, our Chief Operating Officer.

Michael J. Alkire - Premier, Inc. - COO

Thank you, Susan. And thanks, everyone, for joining our call. Today, I want to review our operational performance and discuss some exciting initiatives that we believe demonstrate how Premier continues to deliver and expand our industry-leading offerings. I first want to echo Susan’s remarks on our continued growth. I believe the foundation of this growth is based on the deep and trusted working relationships we have cultivated with our health system members for many years. In fact, as of fiscal 2018 year-end, our member-owner average tenure stands at 19 years, which we believe provides a strong testament to the value we have provided over the years.

Looking operationally at fiscal 2018. We expanded our member base, ending the year doing business with more than 4,000 hospitals and health systems. We’re about 83% of the nation’s community hospitals as well as approximately 165,000 other providers and organizations. We increased the purchasing volume running through our GPO contracts to approximately $60 billion. We achieved a 98% retention rate for our group purchasing business and a 97% SaaS institutional renewal rate. The group purchasing rate is in line with our historical results, and the SaaS rate is the highest since we’ve been public.

Updating our member-owner five-year GPO contract renewals. As of today, approximately 96% of our fiscal 2018 net administrative fees revenue is currently covered by GPO agreements that have been automatically renewed, extended or initially had terms longer than five years. We believe this great outcome confirms our member-owners’ confidence of Premier’s ability to continue delivering compelling value for years to come. We expect the final member-owner renewal rate to be in line with our historical GPO retention rates.

Earlier, Susan mentioned some of the near-term opportunities we’re pursuing. I want to review two of those in more detail. First, we are leveraging our expansive capabilities to further address the chronic drug shortages and the associated price hikes that exist today. As you know, generic drug shortages and price increases represent a critical pain point for our health care providers and the patient communities they serve. We have worked very hard to address this challenge, minimizing drug shortages and maintaining consistent supply for nearly 40 drugs on the shortage list, as well as helping bring new generic suppliers to market. We continue to pursue new opportunities with quality manufacturers that can supply these shortage products and will leverage Premier’s comprehensive health system purchasing network, our deep pharma supply chain data, market insights, contracting abilities and our overall pharmacy expertise. We believe our efforts continue to differentiate our pharmacy group purchasing program, which already has a strong track record of achieving market-leading prices and generating substantial savings for our providers. We share those focus with Washington policymakers and regulators, who are also working to increase competition to drive down drug prices. Washington’s efforts to promote faster approvals and expansion of the generic and biosimilar markets represents a positive step for our member health systems,for patients and our company. For health systems and their patients, each new product that comes to the market represents better access to critical therapies. For Premier, additional products give us the opportunity to do what we do best — create competitive friction and reduce prices as well as generate incremental revenue for our group purchasing business.

PREMIER, INC.

Fiscal 2018 Fourth Quarter Conference Call Transcript

The second initiative I want to discuss is precision medicine. As we reported a few weeks ago, Premier recently partnered with a startup predictive analytics firm called Progknowse to develop genomic data for use within our PremierConnect performance improvement platform, to develop new predictive analytics capabilities for precision medicine and personalized care. We believe this effort could put precision medicine within the reach of almost any health system, regardless of size and budget. Only the largest health systems are typically able to fund precision medicine research, which is then confined to their patient populations. We’re early in this process, but we believe this unique partnership holds great promise to better serve patients, while at the same time effectively eliminating the need for individual health systems to make large investments in developing their own solutions.

We also continued to expand relationships and form new ones during the fiscal fourth quarter, adding to our financial stability and helping to position us for continued growth in fiscal 2019. Among our recent business wins, we expanded our partnership with a large academic teaching and research hospital that is engaging our consulting and data analytics services to improve physician alignment across service lines and optimize financial performance in a total clinical and operational improvement effort. We also signed new comprehensive cost reduction and clinical analytics agreements with two of our large multi-hospital health system members during the quarter.

In the new fiscal year, we continue to pursue an active pipeline in both our technology and consulting businesses. Under Leigh Anderson’s leadership, we are continuing to integrate our scalable technology and analytics platforms with wraparound performance improvement consulting and collaboratives to create holistic solutions that address member needs.

Let me conclude by reiterating that we remain focused on pursuing growth opportunities throughout our markets. Premier, in partnership with our members, is exploring new and innovative ways to better manage costs, improve the quality and safety of care delivery, and create value for our stakeholders and long-term value for our stockholders.

Thank you for your time today. Now let me turn the call over to Craig McKasson, our Chief Financial Officer.

Craig S. McKasson - Premier, Inc. - Senior VP & CFO

Thanks, Mike. I’ll focus my review on our fourth quarter and then discuss our financial outlook, guidance and key assumptions for fiscal 2019 in more detail. From a GAAP standpoint, consolidated net revenue for the quarter of $434 million increased 8% from a year ago. Supply Chain Services net revenue rose 10% to $339.2 million, driven by strong performance across our group purchasing, integrated pharmacy and direct sourcing businesses. In our group purchasing business, net administrative fees revenue increased 8% to $171.9 million from the same period a year ago, driven by ongoing contract penetration of new and existing members. This was augmented by the timing of cash collections as well as higher-than-anticipated recoveries of past due administrative fees.

PREMIER, INC.

Fiscal 2018 Fourth Quarter Conference Call Transcript

Our products business achieved year-over-year revenue growth of 11% to $164.3 million, driven by continued growth in both the integrated pharmacy and direct sourcing businesses. Integrated pharmacy benefited from continued expansion of oncology-related revenue, while growth in our direct sourcing business was fueled by increases in our PremierPro branded products as well as in our aggregated purchasing program.

Turning to Performance Services, fourth quarter revenue of $94.8 million increased 2% from the same period a year ago. The growth reflects increases in the areas of SaaS-based subscription revenue associated with cost management and clinical surveillance and ambulatory regulatory reporting within the technology business as well as an increase in consulting services revenue.

Looking at profitability, GAAP net income increased to $100.6 million for the quarter from $73.9 million a year ago. After a GAAP-required, noncash adjustment of $353.7 million to reflect the increase in the redemption value of limited partners’ Class B common unit ownership, we reported a GAAP loss of $6.17 per share. As a reminder, our GAAP per share results are negatively impacted if our stock price increases between quarters and vice versa, due to the corresponding impact on the redemption value of our member owners’ equity interest in the company.

Consolidated non-GAAP adjusted EBITDA of $148.1 million for the quarter represents a 12% increase from the same period a year ago. From a segment perspective, the 10% increase in Supply Chain Services non-GAAP adjusted EBITDA primarily resulted from net administrative fees revenue growth. In Performance Services, the 12% increase in non-GAAP adjusted EBITDA primarily reflects increased revenue as well as diligent management of our costs.

Fourth quarter non-GAAP adjusted fully distributed net income increased 35% to $94.8 million from the same period a year ago, and non-GAAP adjusted fully distributed earnings per share totaled $0.70, an increase of 41% from a year ago.

Reviewing full year liquidity, net cash provided by operating activities increased 29% to $507.7 million from $392.2 million for the prior year. The increase primarily resulted from the increase in net administrative fees revenue and decreased working capital needs. As a result, non-GAAP free cash flow for fiscal 2018 increased 55% to $335.8 million, representing 62% of non-GAAP adjusted EBITDA. The increase resulted from the same growth drivers for cash flow from operations. Non-GAAP free cash flow for the fiscal fourth quarter increased 58% to $97.4 million from $61.5 million a year ago and represented 66% of non-GAAP adjusted EBITDA.

Now let’s turn to our financial guidance for fiscal 2019. We are introducing fiscal 2019 full year guidance based on our historical performance and current expectations for the year. This guidance incorporates certain key assumptions related to our business and the operating environment. It does not incorporate the impact of any future material acquisitions that we may undertake. Additionally, effective in the first quarter of fiscal 2019, we adopted the new revenue recognition standard using the modified retrospective approach. We are currently in the process of implementation. Our fiscal 2019 guidance is prior to the impact of any new accounting standards, including the new revenue recognition standard to enable comparability against historical results. In developing our guidance, we factored in the expected realization of approximately $1.6 billion in estimated revenue that is available under contract for fiscal 2019. This represents approximately 89% to 94% of our consolidated net revenue guidance range, consistent with prior years, and assumes the continuation of historical GPO retention and SaaS institutional renewal rates.

PREMIER, INC.

Fiscal 2018 Fourth Quarter Conference Call Transcript

So with these key assumptions in mind, our specific fiscal 2019 full year guidance ranges are as follows. Supply Chain Services segment revenue of $1.355 billion to $1.407 billion, representing growth of 4% to 8%. Performance Services segment revenue of $366 million to $380 million, representing growth of 1% to 5%. Together, these produce consolidated net revenue of $1.721 billion to $1.787 billion, representing growth of 4% to 8% over the prior year. We expect non-GAAP adjusted EBITDA to be in a range of $559 million to $581 million, reflecting a 3% to 7% increase for the year, and non-GAAP adjusted fully distributed earnings per share is estimated at $2.60 to $2.72, representing an increase of 13% to 18%

over prior year results. Our per share guidance does not reflect the impact of our previously announced $250 million stock repurchase plan. The timing and amount of any share repurchases will be determined by management based on market conditions, share price and other factors. We will update our share repurchase activities on a quarterly basis.

Our fiscal 2019 guidance also is based on additional assumptions and expectations as follows. In Supply Chain Services, our revenue guidance anticipates low- to mid-single-digit net administrative fees revenue growth. Mid-range revenue growth assumes the current patient utilization environment and is expected to be achieved through further contract penetration of existing members and contract conversion ramp-up of new GPO members consistent with historical trends. Our Supply Chain Services revenue guidance also anticipates 7% to 11% year-over-year growth in our products business. Mid-range for products revenue assumes continued steady member utilization of our direct sourcing and integrated pharmacy offerings and ongoing implementation of our aggregated purchasing programs in direct sourcing. In the Performance Services segment, mid-range guidance assumes current growth rates of our SaaS-based subscriptions, consulting services engagements and performance improvement collaboratives, supported by the continuation of our historically high SaaS institutional renewal rates. Additionally, the guidance range parameters reflect the continuation of an uncertain political and regulatory environment, which we believe has slowed some decision-making in certain areas. Our guidance also anticipates another strong year for non-GAAP free cash flow, which we currently expect to exceed 50% of non-GAAP adjusted EBITDA for the full fiscal year.

Looking at the cadence of revenue flow for the year, we currently expect to generate approximately 47% of consolidated and segment net revenues in the first half of the year. From a quarterly perspective, we anticipate the lowest year-over-year revenue growth to occur in the second quarter due to challenging year-ago comparables resulting from prior year timing of a revenue recovery settlement and an aggregated purchase in our Supply Chain Services segment. Our guidance contemplates capital expenditures, primarily capitalized internally developed software and other purchased capital, of approximately $90 million to $95 million for the year, representing 5% to 6% of projected consolidated net revenue. It also anticipates a consolidated non-GAAP adjusted EBITDA margin approximating 32% of consolidated net revenue. Our non-GAAP adjusted fully distributed net income calculation will reflect an effective tax rate of 26%.

Finally, I would like to provide a brief update on our ongoing quarterly exchange process. On July 31, approximately 800,000 Class B units were exchanged on a one-for-one basis for shares of Class A common stock. Our next quarterly exchange occurs on October 31.

With that, let me turn the call back over to Susan.

PREMIER, INC.

Fiscal 2018 Fourth Quarter Conference Call Transcript

Susan D. DeVore - Premier, Inc. - CEO, President and Director

Thank you, Mike and Craig. Before opening the call to questions, I’d just like to reiterate that we finished a financially solid fiscal year with a fourth quarter performance that exceeded our expectations on many fronts. We move into fiscal 2019 strategically and financially well positioned to continue to evolve and execute our growth strategy. Our balance sheet is flexible, our free cash flow remains strong, giving us the capability to pursue growth through organic expansion and through acquisitions, while simultaneously returning capital to stockholders. As evidenced by our guidance, we expect to continue to grow revenue and earnings across our businesses regardless of the market environment. However, let me also emphasize that this management team is committed to accelerating growth as we continue to evolve our strategy, identify new addressable markets and deploy capital to pursue current and future opportunities.

Premier has been serving as a health care improvement leader for more than 20 years. We work as a trusted partner with our large, growing and aligned member channel to deliver high-quality cost-effective health care that addresses the cost, quality and safety challenges of today, while preparing the health care world for tomorrow. We are helping lead this transformation from a position of comprehensive financial and operational strength. We believe this is the best position for delivering long-term value for our stockholders.

With that, operator, we’re ready to open the line for questions.

Q U E S T I O N S A N D A N S W E R S

Operator

(Operator Instructions) Our first question comes from Michael Cherny from Bank of America.

Michael Aaron Cherny - BofA Merrill Lynch, Research Division - Director

So I want to dive in, it’s now five years, as you said, as a public company. As you think about the last five years and the evolution you’ve had of your selling, go-to-market strategy, think about those all-encompassing customers that you’ve had, I know University of Louisville was mentioned this week. How do you think about the sales process over the next five years and maybe starting in terms of what’s underlying this guidance and the ability to have customers who want to come in and be full enterprise opportunities? And guess, given the recent renewal process that you went through, how much of that and the expansion of your services played into some of the conversations you had on those renewals?

Susan D. DeVore - Premier, Inc. - CEO, President and Director

Great question, Michael. And I would say that for the last five years since going public, with the access to capital that we’ve had, with the ability to acquire new capabilities and integrate them, we have always said that our goal was to have very sticky, inside the health care systems fully comprehensive enterprise relationships, both on the Supply Chain side and on the Performance Services side and the two together. We have a consolidated sales force, a consolidated field force, an integrated technology platform. We will, I think, continue to build organically. We’ll continue to be very disciplined about additional capabilities inorganically. But the goal from a commercial sales and account management perspective is to continue to go upstream in the fully integrated capabilities across both Supply Chain and Performance Services. I don’t know, Mike, if you want to add anything to that.

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Fiscal 2018 Fourth Quarter Conference Call Transcript

Michael J. Alkire - Premier, Inc. - COO

Yes, Michael, this is Mike Alkire. So the only thing I’ll add is, Susan made mentioned of the control tower. And one of the things that we’re making some pretty significant investments on, at least internally, is pulling all the data from our members and analyzing that data and then understanding where the opportunities for improvement are, and then informing both our field as well as our consultants with the data to go out and work with these customers as they’re really working through difficult times to try to manage their costs and look to improve their quality and safety. So I think that’s going to be a big focus, where we’re really enabling that team with the data to show where the improvement opportunities really are.

Michael Aaron Cherny - BofA Merrill Lynch, Research Division - Director

And then one quick additional question. In terms of the 2019 guide on Performance Services revenue in particular, are there any recent, either product service introductions or anything that’s underlying that growth rate versus the last three quarters of the year in terms of that acceleration? Or is it just that all-encompassing sales process that you just recently discussed?

Craig S. McKasson - Premier, Inc. - Senior VP & CFO

Yes, Michael, this is Craig. I’d say, primarily it’s the sales process that was just described. But specifically, I think, the opportunity set Mike just described in terms of taking all of that data from our health systems and in identifying opportunities across the member footprint is enabling growth opportunities, one, to continue to reinforce the value of the analytics on the data that the health systems provide, which leads to technology renewals and sales, and then also enables consulting opportunities as those opportunities for improvement within the health system cost and quality and outcomes performance is identified to penetrate and drive performance improvement with the member.

Operator

And our next question comes from Jamie Stockton from Wells Fargo.

James John Stockton - Wells Fargo Securities, LLC, Research Division - Director & Senior Equity Research Analyst

So I guess, maybe first, just you had a good quarter. It feels like you’ve called out, maybe, some one-time stuff on kind of past due admin fees that you recouped. I don’t know if there is something in the numbers for the Breakthroughs event. So if you could just may be touch on that stuff, so that we don’t get over our skis with the way that we model the September quarter, that’d be great.

Craig S. McKasson - Premier, Inc. - Senior VP & CFO

Sure Jamie, this is Craig. So as I did describe, we did have the benefit in addition to the ongoing penetration of our members, both new and existing, for regular GPO performance. We did have and always talk about potential variability due to timing of cash collections. That benefited us in the fourth quarter as well as some incremental revenue recoveries, which we always do. But in certain quarters, we have a higher level of recovery than in others. If you were to take out the revenue recoveries and the excess cash that we achieved in the fourth quarter, our net administrative fees growth would have been at that mid-single digit range that we typically talk about. So I think, a normalized quarter would have yielded that. Relative to our Breakthroughs event at the end of June, we always have that event in June in each year. I think it continues to be kind of regular run rate in terms of performance. I would say that as you think about the first quarter of fiscal 2019, we would anticipate, as often occurs, sequential decline in revenue, although year-over-year growth as we move forward into fiscal 2019.

PREMIER, INC.

Fiscal 2018 Fourth Quarter Conference Call Transcript

James John Stockton - Wells Fargo Securities, LLC, Research Division - Director & Senior Equity Research Analyst

Okay. That’s great. And then just on capital efficiency, I was — I caught the CapEx number $90 million to $95 million, it’s kind of flat year-over-year, which I’m sure is one of the things that’s helping with the strong free cash flow outlook for 2019 — for fiscal ‘19. Can you just talk about — we had seen that CapEx number ratcheting up a decent amount. I’m sure that there is a lot of capitalized R&D that was driving that. What should we think about as far as that number going forward? Is this kind of a steady-state for spending? Or are we — is this a lull before maybe another period where it ratchets up, again?

Craig S. McKasson - Premier, Inc. - Senior VP & CFO

It’s a great question, Jamie. I would tell you that since we’ve been public, we’ve actually articulated that we would generally expect organic capital expenditures of 5% to 7% of our net revenues, and we’ve really operated within that framework. I will say that Leigh Anderson and his entire organization is always focused on trying to be as efficient as possible with the capital that we deploy to allow for, as you identified, development of new capitalized capabilities that continue to differentiate us. An example, in 2019, would be the focus on e-commerce initiatives that Mike talked about on the supply chain side and continuing to build out the infrastructure to enable the control tower infrastructure that was also described. I don’t think that this is really a lull. We will always continue to try and be as efficient as possible with our organic capital expenditures. But I think, longer-term, continuing to think 5% to 7% of our net revenues being deployed to organic capital expenditures is what we’re looking to achieve.

Operator

Our next question comes from Mohan Naidu from Oppenheimer.

Mohan A. Naidu - Oppenheimer & Co. Inc., Research Division - MD and Senior Analyst

So I wanted to talk about the recent CMS rulings around risk and value-based care. And firstly I want to see, if you have any comments from what you are hearing from your members? And number two, within your collaboratives, is there an opportunity for you to help these members and potentially leverage that as a growth opportunity?

Susan D. DeVore - Premier, Inc. - CEO, President and Director

Yes, thank you. And as you know, we stay very close to everything happening in Washington and try to stay 2 or 3 years ahead of what we think is coming. We are starting to see some things come out from HHS around ACOs, around the MIPS and MACRA programs. Some of those rules and regulations are draft at this point. We think it’s generally a positive for Premier because there’s forward movement. We think that the HHS Secretary announcing that they want to move faster to double-sided risk with these accountable care organizations means that health care systems need more infrastructure, more capabilities to actually perform well in these double-sided up and downside risk contracts. And so as we look at the regulations as they come out, we tend to think some of them have neutral effect and some of them have positive potential for us. But we’re glad the train is moving and some decisions are being made. We have, as Craig said, factored in sort of continuing uncertainty in the regulatory environment into 2019. But we think longer-term, it’s a potential positive.

PREMIER, INC.

Fiscal 2018 Fourth Quarter Conference Call Transcript

Mohan A. Naidu - Oppenheimer & Co. Inc., Research Division - MD and Senior Analyst

Okay. Craig, one quick clarification. So you are not — the current guidance does not include any benefit from the $250 million repurchase agreement. Is that correct?

Craig S. McKasson - Premier, Inc. - Senior VP & CFO

That’s correct.

Operator

Our next question comes from Ryan Daniels from William Blair.

Ryan Scott Daniels - William Blair & Company L.L.C., Research Division - Partner and Healthcare Analyst

Quick one for you on Performance Services. The EBITDA margin this quarter, I think, came in close to 40%, which is the highest we’ve seen as a public entity. So I’m curious if you can talk a little bit about the sustainability of that? I know you had some restructuring. So how much is kind of transitory and will be reinvested? And how sustainable that margin is as we look into fiscal ‘19?

Craig S. McKasson - Premier, Inc. - Senior VP & CFO

Sure. Thanks, Ryan. So on a full year basis, we were at about 34%. We’ve typically talked about being in that mid-30s range on a sustainable basis as we do continue to believe having service implementation capability around the technology is an important component of our Performance Services offerings. So we did have some revenue performance. I often talk about the fact that we have some variability in terms of when consulting-related revenues have come in based on variable or performance-based engagements, and we did have some of that pull-through in the fourth quarter, which increases the margin in the particular quarter. Longer-term, I would tell you to continue to think about the mid-30s as the EBITDA margin that we’re looking to generate in that segment of our business.

Ryan Scott Daniels - William Blair & Company L.L.C., Research Division - Partner and Healthcare Analyst

Okay. That’s very helpful. And then you talked a little bit about this earlier, but hoping to get update on some of the kind of novel programs and in particular, the SURPASS highly-committed buying program. I think, you had a press release talking about 10 or 11 systems as of June. So can we get an update there and kind of what the thoughts are and the impact of that initiative for 2019?

PREMIER, INC.

Fiscal 2018 Fourth Quarter Conference Call Transcript

Michael J. Alkire - Premier, Inc. - COO

This is Mike Alkire. So yes, we did send an update. We now have 11 systems that are participating in SURPASS. And just as a quick reminder to everyone, this is a sort of an iteration on our performance group. So those are the groups that try to come together to drive additional value, working together to drive higher levels of commitment. And so SURPASS will be the highest most committed program that Premier will offer. So it’s obviously in its early stages, and we’re really looking at 2019 as the year to improve the momentum. So we’ve got a few contracts, obviously, under our belt that we’ve gone to market with, and now we really want to pick up the pace and drive all that additional value to the members that participate in that program.

Susan D. DeVore - Premier, Inc. - CEO, President and Director

And Ryan, that program is a critical part of the evolving supply chain strategy, meaning if we’re going to go end-to-end co-managing the entire supply chain with our health care systems, that SURPASS program is a very key value driver to that overall end-to-end solution. So it’s not only in the short term, we think, going to drive differentiation and higher contract penetration, but it’s also going to enable that longer-term strategy to be a much larger value proposition to the end customer.

Operator

Our next question comes from Stephanie Demko from Citi.

Stephanie July Demko - Citigroup Inc, Research Division - VP & Senior Analyst

Given the growing number of analytics solutions that are in the market, could you just talk to who you are bumping into the most when you are pitching your informatics suite? And as a follow-up to that, could you talk to your win rate and what’s driving that? Like a — is it the data ownership, is it the UI or is there anything else?

Susan D. DeVore - Premier, Inc. - CEO, President and Director

So I’ll start and then Mike or Leigh can add to it. I would say, we see the same point solution competitors that you see, and so it’s been a sort of a point solution market historically. Our view of this is that our differentiation is the integrated applications and the wraparound consulting improvement capabilities, so that we can take labor, supply chain, clinical, safety solutions, and we have all the data, as Mike referred to in his comments, to really drive substantial improvement in a connected integrated way. And we don’t see very many competitors at all that can do that. And that so I think that is the differentiation. I don’t know Mike or Leigh if you want to add to that.

Michael J. Alkire - Premier, Inc. - COO

Yes, it’s interesting. I think that the big potential competitors are really organizations doing it themselves. And so really what — the differentiation from our value proposition is we’re reducing their innovation risk, we’re reducing the amount of capital that they have to expand. And I kind of want to go back to some comments that Susan had made earlier. The evolution of our strategy, it’s really to move beyond sort of analytics and insights and to take those insights and actually move them into the workflow. So it’s really a focus on really trying to ensure that that health care system is driving change with that data and analytics and that’s the reason why it’s so critical that we have these wraparound advisory services that support our analytics.

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Fiscal 2018 Fourth Quarter Conference Call Transcript

Stephanie July Demko - Citigroup Inc, Research Division - VP & Senior Analyst

Good. Good to hear. And then just one follow-up dovetailing Mohan’s question about recent regulation. Just given that there is some positive flow on the shift to value-based care, are you seeing any incremental Performance Services demand given that? Or are providers still on the sidelines when it comes to decision making?

Susan D. DeVore - Premier, Inc. - CEO, President and Director

What I would say is that we continue to maintain the customers we have in ACOs and bundled payment, and our MACRA and other sort of collaboratives and technologies around those things. We think the growth opportunity is longer term. But we, as you can see from guidance, have continued to factor in some of that slower decision making. So what I would say is they’re staying in and they’re continuing to work and the new ones getting in is an opportunity, but we’ve been conservative in our view of how fast that will happen.

Operator

Our next question comes from Lisa Gill from JPMorgan.

Lisa Christine Gill - JP Morgan Chase & Co, Research Division - Senior Publishing Analyst

Let me start there. When you talk about that uncertainty in the marketplace, obviously, we’re hearing things from HHS and CMS at this point. What’s going to be the tipping point to get that hospital over the finish line and saying, “Hey, you know what? We are moving in this direction, you need to buy the following things around Performance Services.” So maybe you could talk about that and maybe if Craig can talk about, in that 1% to 5%, you talk about the headwinds in this uncertainty. Is there a way to quantify that? So you say, we really believe the market’s growing X, but we’ve included a certain amount of uncertainty into our growth rate.

Susan D. DeVore - Premier, Inc. - CEO, President and Director

Yes. So to your — I’ll take the first part of your question, and then Craig, can pick up on the second part of the question. Our view of this is one, we’re not waiting on HHS. So you heard us describe some of these concepts around expanded new addressable markets. So what we would say is, yes, there is still uncertainty coming from the Feds relative to these programs. Payers and employers are increasingly interested in going direct to providers with risk-assuming models and value-based care models. And so because we — and also, pharma companies, from a research perspective, have an interest. And so our view of this is, one, continue to capitalize on what comes out of the government and how that helps us start to accelerate growth in Performance Services. But this direct to employer and this applied sciences and research with our precision medicine partnership now gives us some opportunities to grow revenue with new addressable markets. We don’t think, and as I said earlier, we’ve factored that in as a longer-term opportunity. Craig, I don’t know if you want to address the risk in the current number or the opportunity.

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Fiscal 2018 Fourth Quarter Conference Call Transcript

Craig S. McKasson - Premier, Inc. - Senior VP & CFO

Sure. Thanks, Susan. Hi, Lisa. Relative to the guidance range, as I talked about, mid-range performance really assumes the continuation of kind of the current ongoing uncertainty and its impact on customer decision making and purchase of services. The high end of the range could be achieved to the extent that some of the things Susan just described in terms of new markets opening up, direct to employer type channels, applied sciences becoming more embedded sooner, would allow us to outperform those expectations potentially in fiscal 2019. On the low side of the range, what I would say is, to the extent that the government were to further rollback programs, eliminate something where there was a revenue flow, that could be a headwind to revenue that we’d have to attempt to make up, but could potentially put us on the lower end of the Performance Services range.

Susan D. DeVore - Premier, Inc. - CEO, President and Director

I mean, the truth is, Lisa, the cost problem and the quality and outcomes problem and the risk assumption opportunity, all of that means these health care systems need technology, they need analytics, they need wraparound services and they need it to be connected to the workflow. And so we continue long-term to think that this is a good opportunity for us.

Lisa Christine Gill - JP Morgan Chase & Co, Research Division - Senior Publishing Analyst

Great. And then if I could just ask one follow-up. On the 7% to 11% product growth that you’re expecting, can you maybe just talk as to what you’re seeing in the specialty market right now?

Craig S. McKasson - Premier, Inc. - Senior VP & CFO

We’ve seen, as we’ve talked about, the specialty pharmacy market growth rates have slowed down compared to prior years. But it is still a, I’ll say, mid- to high-single digit growth business consistent with what I think you’re seeing across the industry.

Operator

And our next question comes from Richard Close from Canaccord Genuity.

Richard Collamer Close - Canaccord Genuity Limited, Research Division - MD & Senior Analyst

With respect to the e-commerce, I was wondering if you could go into a little bit more detail there and just thoughts, is that in and around perceived risk from Amazon? And then I have a follow-up on Performance Services.

Michael J. Alkire - Premier, Inc. - COO

Sure, this is Mike Alkire. So from an e-commerce standpoint, we’re looking at the market sort of in two ways. So the first way that we are looking at e-commerce is from a B2B standpoint. So obviously, you’re well aware we’ve made some pretty significant investments and continue to evolve our ERP platform. So what we’re doing with that ERP platform is continue to build out the user experience at the point of order, leveraging that ERP platform to make it very seamless in terms of what they’re ordering all the way back through inventory and par levels and those kinds of things. So we think that that part of our e-commerce initiative has a pretty significant moat around it and that is basically our core business. So that has a pretty significant moat to any e-commerce potential player in our market. The other part of our e-commerce strategy is focused around from, we call it B2C, but it’s primarily for all those 165,000 alternate sites that actually use our products. And in those areas, we’re trying to extend the pricing, extend the catalog from, for the most part, the mothership or the acute setting that those ancillary entities actually use those products or leverage the pricing and the catalogs from those acute settings. So again, we’re trying to improve the user experience at that level. But again, the moat that we’re trying to build around that is to leverage that acute settings catalog pricing comparative effectiveness in a way that’s differentiated for those organizations that are actually buying those products.

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Fiscal 2018 Fourth Quarter Conference Call Transcript

Richard Collamer Close - Canaccord Genuity Limited, Research Division - MD & Senior Analyst

Okay. That’s helpful. And then Craig, on the Performance Services, I was wondering if you could talk a little bit on the renewals, whether there is any metrics you can throw out in terms of contract value? How much that can — how much the renewals contract value compares to maybe in the past? Is it they’re renewing for larger amounts and any metrics in and around that?

Craig S. McKasson - Premier, Inc. - Senior VP & CFO

Yes, the broader thing I would tell you around our technology business and renewals is I talked about the revenue estimated available under contract for fiscal 2019 at the 89% to 94%. On the Performance Services side, the lion’s share of which the technology part is driving, we generally enter into a year with kind of 80% of our revenue kind of contracted for the next year. That is really kind of driving and supporting consistent pricing on the renewals. I would say that there is kind of a CPI price increase that you would typically see, but not dramatic increases or decreases in the ongoing pricing of renewals.

Operator

And our next question will come from Sean Wieland from Piper Jaffray.

Sean William Wieland - Piper Jaffray Companies, Research Division - MD & Senior Research Analyst

So my question is, year-over-year, at the end of the fiscal year, could you give us any kind of characterization of the trend line of the revenue share obligation back to your member owners?

Susan D. DeVore - Premier, Inc. - CEO, President and Director

Well, Craig, you can go, if you want to go.

Craig S. McKasson - Premier, Inc. - Senior VP & CFO

Sure. So we talked previously about with our member owners, we went through the contract renewal process earlier in the year. Those were, generally speaking, automatic renewals of the initial five-year contracts that we have that would be expiring at September 30, 2018. So as a result, the revenue share with our member owners continues to be consistent as it has been historically.

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Fiscal 2018 Fourth Quarter Conference Call Transcript

Sean William Wieland - Piper Jaffray Companies, Research Division - MD & Senior Research Analyst

Great. And what is — in your guidance, what’s your assumed share count in there?

Craig S. McKasson - Premier, Inc. - Senior VP & CFO

Our assumed share count is — should be about 134.5 million shares.

Operator

And our next question comes from Eric Coldwell from Baird.

Eric White Coldwell - Robert W. Baird & Co. Incorporated, Research Division - Senior Research Analyst

Quick question here. Have you seen any early impacts of the tax and trade battle coming out of D.C., specifically related to China, where so many products, raw materials are either sourced or come from? And then, I guess, specifically, I’m thinking of both your product business, but also perhaps any second derivative impacts on the admin fees in the traditional channel, things like raw materials, fuel costs going up on a year-over-year basis. So I’m just curious if you can talk a little bit about how that’s playing out for you guys?

Michael J. Alkire - Premier, Inc. - COO

Yes, thanks, Eric. This is Mike Alkire. So just as it relates to the tariffs, as you know, a vast majority of our contracts that we map to the tariff items have firm price protection for the length of the contract. So obviously, as we’re doing these contracts, we’re really trying to protect our members long term. And then for the contracts that match to the tariff classes, there are typically multiple suppliers on contract and there is variation in where this manufacturing is actually occurring. So we’ve really challenged our teams to ensure that we have the ability, if we need to, to move manufacturing from one country to another. So that’s the focus on the tariffs.

Eric White Coldwell - Robert W. Baird & Co. Incorporated, Research Division - Senior Research Analyst

Outside of your long-term price protection contracts for your members, what are you seeing in terms of price inflation, if you will, in medical supplies broadly? Are you seeing a change here where manufacturers are at least on shorter-term contracts or on renewals are trying to pass some of their raw material cost increases on to your customer base? And how is that playing out?

Susan D. DeVore - Premier, Inc. - CEO, President and Director

Yes, so what would be typical is that they would discuss raw material costs and they would discuss tariffs or device taxes or other things like that. The contracts we design are designed to not allow for the pass-through of some of those things. And when we look at year-over-year revenue growth, it never comes from much inflation. And so it’s typically in the plus or minus 1% that is driven from inflation in product costs, no matter what the source.

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Fiscal 2018 Fourth Quarter Conference Call Transcript

Operator

Our next question comes from Eric Percher from Nephron Research.

Dolph B. Warburton - Nephron Research LLC - Research Analyst

This is Dolph Warburton in for Eric today. On the net administrative fees, I think, last year — going into last year, I think, the expectations were for mid-single digit growth, and it looks like legacy net administrative fees in Q4 were MSD also. So when we look at the low- to mid-single digits guidance for legacy net administrative fees this year, what explains kind of the slight deceleration in expectations? And then I have a follow-up question.

Craig S. McKasson - Premier, Inc. - Senior VP & CFO

Yes, simply from a guidance perspective, we’re taking into contemplation, the potential softness in utilization that can happen at points in time. That did happen to us at the — in the first quarter of 2018. So we are guiding to mid-single digit range. To the extent that utilization continues at current levels or slightly improve as we move through fiscal ‘19, there are opportunities to perform at the higher end of that range. If utilization were to come down, it could cause us to be at a lower level.

Dolph B. Warburton - Nephron Research LLC - Research Analyst

Great. And then with the higher growth rate expected from products, I assume that’s going to bring margin deterioration with it. Is that a safe assumption? Is that what you guys are modeling? Or is there some type of offset that we might be missing?

Craig S. McKasson - Premier, Inc. - Senior VP & CFO

Yes, from a margin perspective, we typically discuss that as those lower-margin businesses grow at a faster pace, it will cause overall consolidated margin to come down. Historically, in the past, when those products businesses were even growing at a higher pace, we used to talk about 75 to 125 basis points coming down annually. I think, with the tempering of growth, we’re seeing in the 7% to 11% range. I would expect that we’d be somewhere in the range of 50 to 100 basis points that you would see come down in terms of EBITDA margins on a ‘19 basis.

Operator

Our next question comes from Ross Muken from Evercore.

Kim Yoon - Evercore ISI Institutional Equities, Research Division - Associate

It’s Suzie on for Ross. Maybe I’ll just start with the GPO side and the market environment in that business. You’ve talked about seeing normalization of utilization rates in the past. Is this still tracking? And is there any incremental color you can provide on what you’re seeing? And then quickly on the Performance Services business, last quarter you mentioned some larger scale consulting engagements taking longer to sell. Is there any update you can share on the level of pressure you might be seeing on health care systems that might be delaying the decision-making process for both consulting and IT?

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Fiscal 2018 Fourth Quarter Conference Call Transcript

Susan D. DeVore - Premier, Inc. - CEO, President and Director

Yes, I will start on the GPO side and utilization. We do think the utilization trends appear to be kind of normalized at flattish growth on the inpatient and even outpatient side. We’re driving our revenue growth primarily through either new customers or contract penetration of the existing portfolio, but it appears that utilization has normalized somewhat. We are hearing anecdotally about some improvement in utilization, but it varies across the country. As it relates to Performance Services, Mike, do you want to talk about the consulting engagements?

Michael J. Alkire - Premier, Inc. - COO

Sure. So as I mentioned, we had a couple of nice wins this past quarter, that for the most part have been sort of all-in, meaning, they’re buying our technology as well as our wraparound services. The areas that seem to have the biggest focus for us or the strongest portion of our funnel are really in the whole physician productivity arena. So we’re really attempting to capitalize on those — on that market. So funnel is strong. We think, as Susan said, as the government continues to be consistent in that the way that they’re talking about rolling out new regulations, it does provide us the opportunity to obviously close additional business. So we’re going to continue to figure out where the market’s going and create capabilities to meet our members where they are at.

Operator

Our next question comes from Charles Rhyee from Cowen.

Charles Rhyee - Cowen and Company, LLC, Research Division - MD and Senior Research Analyst

So I wanted to talk, you mentioned briefly earlier about capital deployment and looking at potential growth areas. Can you talk about what the M&A landscape kind of looks like right now? You haven’t done a deal in — well, you haven’t made an acquisition in quite sometime. I’m just curious sort of what you’re seeing out there, sort of what areas you think are a good focus for you as you continue to expand your services?

Susan D. DeVore - Premier, Inc. - CEO, President and Director

So as we’ve said before, and as you know, we’re very disciplined and have a framework for our acquisition activity. We do have targeted areas in both Supply Chain and Performance Services. Multiples are high in the marketplace. And so we continue to have a disciplined approach. We were very focused this past year on integrating the acquisitions that we’ve done over the last couple of years. From a targeted areas of opportunity, though in Supply Chain, we are interested in front-end e-commerce, machine learning, analytic technology and supply chain service line improvements, specific service line improvement that can allow us to go even deeper in certain areas of supply chain. In Performance Services, this idea of taking the analytics capability we have and being able to integrate it into the workflow, so that data can flow in for intervention and out as well as ambulatory data, additional claims data sets, Medicare advantage kinds of capabilities. Those are all the areas in Supply Chain and Performance Services that we’re focused on. But we will continue to have a disciplined process and a strategic and financial view of acquisitions that we might make. Obviously, our balance sheet gives us a lot of flexibility and our cash flow to make good investments.

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Fiscal 2018 Fourth Quarter Conference Call Transcript

Charles Rhyee - Cowen and Company, LLC, Research Division - MD and Senior Research Analyst

I appreciate that. You say valuations are high. Is there a reason — what is limiting — I guess, what is creating that environment? You think it’s just sort of a sellers’ market at the moment in terms of the limited number of attractive assets out there? Or is it in your view, the valuations are high relative to where you think the growth opportunity at the moment is for those business lines?

Michael J. Alkire - Premier, Inc. - COO

Yes, I think, the market for innovative new capabilities is helping to drive from a seller perspective, high valuations. And then secondarily, I think there is a lot of capital in the market for it to be deployed, a lot of organizations that are looking to put money to work in the private equity and other markets, and that creates a competitive dynamic in terms of assets that you’re looking to acquire. I think, those two drivers are what are causing multiples to be high.

Susan D. DeVore - Premier, Inc. - CEO, President and Director

I also think that people do believe that long-term health care costs, health care outcomes, health care risk-based assumption is a growth opportunity long term.

Charles Rhyee - Cowen and Company, LLC, Research Division - MD and Senior Research Analyst

Is it fair to think that do you — when you talk about the valuations, is it also factoring in the sense that you probably have higher potential sort of synergies given you can fold it into your existing platform? And even with that in mind, you find that the market is pretty high?

Susan D. DeVore - Premier, Inc. - CEO, President and Director

Yes. I mean, I do think that with the channel that we have and the alignment of the channel, there are opportunities for synergies, and I think, people do recognize that. But I think, the market’s just high because of all the technology innovation and all of the opportunity to connect these pieces.

Operator

Our next question comes from David Larsen from Leerink.

David M. Larsen - Leerink Partners LLC, Research Division - MD, Healthcare Information Technology and Distribution

Could you please talk a little bit about data projects with major pharma manufacturers? Is that within your Performance Services line item and sort of how much progress have you made in this area? And what are sort of the expectations for 2019 relative to 2018?

Craig S. McKasson - Premier, Inc. - Senior VP & CFO

Yes, this is Craig. I’ll kick it off, and then Mike can potentially provide color in terms of the context of the arrangements that we have. But to answer your question specifically, yes, the Premier applied science as a research component of what we do with pharmaceutical manufacturers is included in our Performance Services segment. It has historically been a smaller part of the business, but one of the faster growing components of our Performance Services business. And Mike, I don’t know if there is any color you would add.

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Fiscal 2018 Fourth Quarter Conference Call Transcript

Michael J. Alkire - Premier, Inc. - COO

Yes, so just a couple things. So I think, historically, we’ve always worked with pharma from a retrospective data standpoint. So we’ve had all this great data that the pharmaceutical companies are interested in. So we’ll position the data in a meaningful way for them. Over the course of the last 12 months, we’ve really moved down this path of more prospective sort of research projects and the terms that they utilize were things like real-world evidence. And so because they have so much pressure on them to ensure that — as they’re launching therapies that they were doing it with the right patient population, that they’re getting the right outcomes that, that patients are truly experiencing the right — the great clinical outcomes. They’re utilizing us more to really help build out data capabilities to support those sort of thesis. So we have some great technology, both from a registry standpoint and a quality outcomes measurement standpoint, that they want to utilize. And then also we have a fantastic learning management capability that’s part of our technology that they’re very interested in. So for example, if therapy is actually driving the clinical outcome, we have the ability to actually put that into our learning management system and spread that across the network of physicians that they’re interested in working with. Leigh, I don’t know if you have anything to add.

Leigh Anderson - Premier, Inc. - President of Performance Services

The only thing I would add is that we’re also working with the provider side of the house, so that it’s not just a pharma-driven environment. It’s also looking at where the providers have initiatives around sepsis or C Diff and making sure that the life sciences organizations can respond to that in an effective way.

David M. Larsen - Leerink Partners LLC, Research Division - MD, Healthcare Information Technology and Distribution

All right. And then when I think about the guide for Performance Services for 2019, it looks pretty good. Is the pharma component driving any part of that? And then also with the sales into new academic medical centers, I think, you’ve got over 16 now, you’ve added, I want to say, at least 10 year-to-date. Have you been able to cross sell Performance Services into those academic medical centers?

Craig S. McKasson - Premier, Inc. - Senior VP & CFO

Sure. So relative to the Performance Services guidance range, yes, it does contemplate continued growth of the research component of our business. So that is factored in. And then as I mentioned earlier, to the extent that we have more success in that, that could actually help push us to the — potentially to the higher end of that range in fiscal 2019.

Susan D. DeVore - Premier, Inc. - CEO, President and Director

And with the academic, I would say, all of those new academics have come in both in the Supply Chain side and the Performance Services side. The launch of the academic innovators collaborative, which I mentioned in my remarks, is also designed to bring them together and to create opportunities for us to help them more. So we have a couple of initiatives. One is around precision medicine; one is around physician enterprise improvement; one is around an academic version of quality and safety improvement. And so the long answer is, yes, or the short answer, with the long explanation is, yes.

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Fiscal 2018 Fourth Quarter Conference Call Transcript

Craig S. McKasson - Premier, Inc. - Senior VP & CFO

And the only thing I would add to that, Susan, is that the long-standing relationships we’ve had with academics for a period of time, the vast majority of those have historically and continue to be Performance Services customers. So they’re included in our applications and part of the renewal rates that we talk about with that part of our business.

David M. Larsen - Leerink Partners LLC, Research Division - MD, Healthcare Information Technology and Distribution

Okay. And then just one more quick one for me. With the ambulatory regulatory reporting, I think, there was some slowdown due to changes in regs around that in Performance Services earlier in fiscal ‘18. Are we pretty much past that now, in your view? Have we comped that?

Susan D. DeVore - Premier, Inc. - CEO, President and Director

Our sense is — and there has been some new regs put out for MACRA and for MIPS, which give physicians choices and ways of participating. I would say, our view of that is some support more reporting, some might support less reporting. On balance, we think it’s pretty neutral.

Operator

Our next question comes from Erin Wright from Crédit Suisse.

Erin Elizabeth Wilson Wright - Crédit Suisse AG, Research Division - Director & Senior Equity Research Analyst

A follow-up to that previous question just a second ago. I guess, can you speak to your thoughts on a potential more formal relationship with contract research organizations? Or do your relationships that you have in place right now is it more focused on those pharma relationships? I’m just trying to think about how you could better leverage your data for better site selection, trial enrollment as well as the real-world evidence component too?

Craig S. McKasson - Premier, Inc. - Senior VP & CFO

Yes, and I want to echo what Leigh said. So we’re really looking at this intersection of where the provider gains the benefit with the pharmaceutical therapy. So we’ll always keep the focus on trying to drive improvement with our providers, be it launching or rolling out biosimilars or generics, which obviously bring down the cost of drugs or new therapies that truly impact and improve the outcomes of patients.

Susan D. DeVore - Premier, Inc. - CEO, President and Director

So it’s pharma, it’s pharma and providers, not CROs.

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Fiscal 2018 Fourth Quarter Conference Call Transcript

Erin Elizabeth Wilson Wright - Crédit Suisse AG, Research Division - Director & Senior Equity Research Analyst

Great. Okay. And also a follow-up question on acquisitions. What’s a reasonable assumption in terms of your annual deal spend?

Craig S. McKasson - Premier, Inc. - Senior VP & CFO

Yes, I wouldn’t say we have a specific targeted number for acquisitions. Clearly, with our balance sheet, we have the ability to evaluate small, medium and large sized acquisitions to the extent that they strategically and financially make sense. Generally speaking and over history, we’ve done a couple acquisitions a year with the exception of this most recent year. So it would not be unreasonable to expect a couple hundred million to $500 million. But we certainly could spend more than that to the extent that the right capability presented itself and would strategically differentiate us and enable long-term shareholder value.

Operator

Our next question comes from Donald Hooker from KeyBanc.

Donald Houghton Hooker - KeyBanc Capital Markets Inc., Research Division - VP and Equity Research Analyst

Wanted to follow-up with you, back in April, you had an interesting announcement around purchase services sort of aggregating various data sets from your membership. And I’m always interested in following your efforts there in purchase services. How do we think about that playing out over the next couple years? You’ve pulled all those data together back in April. Is that going to — kind of walk us through kind of your plans around purchase services going forward?

Michael J. Alkire - Premier, Inc. - COO

Yes. So in the press release, we talked about cleansing this $125 billion to $150 billion of data. So what we’ve been doing with that data, obviously, is we pull it in and then we’re benchmarking that across all of our health care systems and looking for the opportunities to actually contract at a national level for those areas that have national contracts. And then if organizations don’t have a national reach, then we’ll do it regionally. And then if they don’t have a regional reach, we’ll do it locally. But our — there is two things we provide. One is we provide a benchmarking service that actually help them with understanding where their pricing is versus everyone else. And then secondarily, we have a consulting service where we go out and we work with them to actually put a lot of these things on contract and really help them negotiate sort of best-in-class pricing for these agreements.

Donald Houghton Hooker - KeyBanc Capital Markets Inc., Research Division - VP and Equity Research Analyst

Okay. And that may be, if I can, one other question on sort of the topic of value-based contracting for devices and drugs. I know we’re very, very, very early there, but kind of any progress, any signs of progress there kind of looking over the next couple of years and may be from your intuition, what is — how long does that play out and where are we?

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Fiscal 2018 Fourth Quarter Conference Call Transcript

Susan D. DeVore - Premier, Inc. - CEO, President and Director

Yes, I think, we’re in the early innings, Don. We have, I believe, and not sure exactly, but I think, we have about seven to 10 of these value-based contracts today, and we have a pipeline of value-based contracts. We do think that that risk-sharing model is consistent with the other sort of risk-sharing models around the industry. And so I would say, we’re in the early innings, but we have many in place, and we have a pretty big pipeline.

Operator

Our next question comes from Sandy Draper from SunTrust.

Alexander Yearley Draper - SunTrust Robinson Humphrey, Inc., Research Division - MD

I’ve got dropped for a little bit. So hopefully this question has already been asked, you just tell me, I’ll refer back to the transcript. On the precision medicine, did you guys talk about that the business model — I know you’re partnered up with someone. What does that business model, revenue model look like? And how do you sort of think about the market opportunity for that?

Michael J. Alkire - Premier, Inc. - COO

So this is Mike. So the opportunity for Premier is really to sell our PremierConnect enterprise capability into the health care system. So we look at the precision medicine partnership really as a use case that brings additional value to health care systems that wouldn’t normally be in the genomic, genetic precision medicine space. And then it allows — it’s sort of an entry. It allows us to then go in and sell our all-inclusive sort of PremierConnect Enterprise offering to actually support that initiative.

Alexander Yearley Draper - SunTrust Robinson Humphrey, Inc., Research Division – MD

Okay. That’s helpful. And maybe a follow-up along those lines. On the enterprise connect, do you have to have the enterprise data warehouse for that? I’m just — when you say, sell the enterprise connect, what’s sort of — is there a baseline of applications or functionality that someone needs to start with and then add on? And does one of those applications have to be the enterprise data warehouse?

Michael J. Alkire - Premier, Inc. - COO

Yes, so I think to drive the most effective outcomes for our precision medicine, you need to have all that longitudinal data. So I think, at least initially, we’re going to require some set of our data from a PremierConnect Enterprise standpoint just because we want to make sure we’re pulling in the quality data, we’re pulling in the safety data, the claims data and tying that with the genomic data, which provides a much richer understanding of the appropriate way to provide precise care to patients.

Susan D. DeVore - Premier, Inc. - CEO, President and Director

We actually think that’s a significant differentiator for us, in that we have hundreds or thousands of facilities with data sets in multiple functional areas that can be connected. So not only are they connecting their own data, but they can actually see how they compare to all those other data sets that we have from facilities around the country.

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Fiscal 2018 Fourth Quarter Conference Call Transcript

Operator

And our final question comes from Bill Sutherland from Benchmark.

William Sutherland - The Benchmark Company, LLC, Research Division - Equity Analyst

I was curious — I think, in Susan’s comments, about the narrow network initiatives, I believe you said you’re focusing on the nonacute market. Is there — is that correct? And could I get a little more color on that?

Susan D. DeVore - Premier, Inc. - CEO, President and Director

So when we talked about nonacute market, we were talking primarily about our e-commerce initiatives, I think. When we were talking about network, it’s actually not a narrow network concept, it’s more of an open access network concept with real measurement of cost, quality and outcomes at the provider level that we would be doing directly with employers. And so that employer initiative is in early innings as well, but we view it as a new addressable market and a way in which providers and employers directly and together can drive measurement of performance and then drive improvement.

William Sutherland - The Benchmark Company, LLC, Research Division - Equity Analyst

Okay. So it’s not as direct a provider to employer?

Susan D. DeVore - Premier, Inc. - CEO, President and Director

Well, it is. It’s a provider to employer, but it’s a provider at scale nationally with data technology and analytics underpinning it.

William Sutherland - The Benchmark Company, LLC, Research Division - Equity Analyst

I see, broader. Okay. And then Craig on the performance fees in the quarter, in the Performance Services, what — did they move the needle measurably or worth calling out?

Craig S. McKasson - Premier, Inc. - Senior VP & CFO

In terms of performance-based fees in the consulting business, yes, we did have a pull through of that. So I think, if you look at the segment broadly, we typically would expect to see some deceleration in the technology part because we have some seasonality in Q3 tied to the MACRA reporting that happens in that quarter. That decline, which is always expected in terms of technology-based revenue in Q4, was offset by an uptick in the quarter of some performance-based fees that came through. So the short answer is, yes.

PREMIER, INC.

Fiscal 2018 Fourth Quarter Conference Call Transcript

Operator

Thank you. And I am showing no further questions from our phone lines. I’d now like to turn the conference back over to Susan DeVore for any closing remarks.

Susan D. DeVore - Premier, Inc. - CEO, President and Director

Thanks everybody, again, for spending time with us today. We look forward to talking to you, again, on or before our fiscal first quarter conference call in November. Operator, you may now close the call. Thanks so much.

Operator

Ladies and gentlemen, thank you for participating in today’s conference. This does conclude the program. You may all disconnect. Everyone have a wonderful day.